FLIR Systems Announces Second Quarter 2009 Financial Results

Operating Profit up by 31%; Earnings per Share up by 21%

PORTLAND, OR -- (Marketwire - July 23, 2009) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2009. Revenue was $278.0 million, up 7% compared to second quarter 2008 revenue of $261.0 million. Excluding the effects of exchange rates, revenue increased by 12% in the second quarter. Operating income in the second quarter was $84.7 million, up 31% from $64.7 million in the second quarter of 2008. Second quarter 2009 net income was $55.7 million, or $0.35 per diluted share, compared with net income of $44.6 million, or $0.29 per diluted share, in the second quarter a year ago. Cash provided by operations during the quarter was $57.7 million.

Revenue from the Company's Government Systems division increased 22% over the second quarter of 2008, to $160.4 million, with strength in stabilized gimbaled systems. Revenue from the Company's Commercial Vision Systems division increased 4% over the second quarter of last year, to $50.8 million, reflecting growth in the cores and components markets. Revenue from the Company's Thermography division decreased 17% from the second quarter of last year, to $66.8 million, primarily due to changes in exchange rates and lower demand for high-value products for the predictive maintenance market. Excluding the effect of exchange rates, Thermography revenue decreased 9% in the quarter.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $598 million at June 30, 2009, a decrease of $19 million during the quarter. Backlog in the Government System's division was $467 million, down $37 million during the quarter. Backlog in the Commercial Vision Systems division was $108 million, up $13 million during the quarter, while backlog in the Thermography division was $23 million, up $5 million during the quarter.

"We are pleased with our performance in the second quarter. Gross and operating margins remained at record levels, operating cash flow remained strong, and backlog in our commercial businesses increased significantly. We achieved this performance through continued solid execution in a difficult economy, as all three divisions once again improved gross and operating margins over the prior year," noted Earl Lewis, President and CEO.

Revenue and Earnings Outlook for 2009

Based on its financial results for the first half of 2009, and the outlook for the remainder of the year, FLIR announced today that it is revising its outlook for revenue and earnings per share for the full year 2009. Management currently expects revenue for 2009 to be in the range of $1.1 billion to $1.15 billion, a reduction of $100 million compared with the previous outlook. In the first half of 2009, the effect of currency rates reduced revenue by approximately $33 million, and such effects are expected to continue in the second half. As a result of lower revenue, management has narrowed its earnings per share outlook to the low end of its previous outlook and currently expects net earnings to be in the range of $1.40 to $1.44 per diluted share, compared with the previous outlook of $1.40 to $1.47 per diluted share.

Conference Call

FLIR has scheduled a conference call at 8:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 12:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #17141344 after 12:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2009" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                            FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                           Three Months Ended         Six Months Ended
                                 June 30,                 June 30,
                        ------------------------- -------------------------
                            2009         2008         2009         2008
                        ------------ -----------  ------------ -----------
                                    (As Adjusted)             (As Adjusted)
                                         (1)                       (1)
Revenue                 $    277,978 $   260,978  $    549,974 $   497,884
Cost of goods sold           116,030     114,364       230,311     220,475
                        ------------ -----------  ------------ -----------
    Gross profit             161,948     146,614       319,663     277,409

Operating expenses:
  Research and
   development                23,232      23,547        45,641      46,657
  Selling, general and
   administrative             54,055      58,394       105,995     110,973
                        ------------ -----------  ------------ -----------
    Total operating
     expenses                 77,287      81,941       151,636     157,630

    Earnings from
     operations               84,661      64,673       168,027     119,779

Interest expense               1,727       3,634         4,505       7,427
Other expense (income),
 net                           1,092      (3,637)           68      (3,655)
                        ------------ -----------  ------------ -----------

    Earnings before
     income taxes             81,842      64,676       163,454     116,007

Income tax provision          26,189      20,059        53,529      34,870
                        ------------ -----------  ------------ -----------

    Net earnings        $     55,653 $    44,617  $    109,925 $    81,137
                        ============ ===========  ============ ===========

Net earnings per share:
  Basic                 $       0.37 $      0.32  $       0.75 $      0.59
                        ============ ===========  ============ ===========
  Diluted               $       0.35 $      0.29  $       0.70 $      0.52
                        ============ ===========  ============ ===========

Weighted average shares
 outstanding:
  Basic                      149,948     138,054       146,901     137,523
                        ============ ===========  ============ ===========
  Diluted                    161,354     162,344       162,041     161,899
                        ============ ===========  ============ ===========

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Staff Position
    APB 14-1, "Accounting for Convertible Debt Instruments That May be
    Settled in Cash upon Conversion (Including Partial Cash Settlement)."

                             FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                         (In thousands)(Unaudited)

                                              June 30,       December 31,
                                                2009             2008
                                          ---------------- ----------------
                  ASSETS                                   (As Adjusted)(1)

Current assets:
  Cash and cash equivalents               $        346,402 $        289,442
  Accounts receivable, net                         214,594          239,183
  Inventories                                      219,682          207,487
  Prepaid expenses and other current
   assets                                           66,284           59,824
  Deferred income taxes, net                        16,652           16,566
                                          ---------------- ----------------
    Total current assets                           863,614          812,502

Property and equipment, net                        137,984          122,304
Deferred income taxes, net                           5,277            2,217
Goodwill                                           226,940          225,685
Intangible assets, net                              50,838           56,174
Other assets                                        36,187           22,195
                                          ---------------- ----------------
                                          $      1,320,840 $      1,241,077
                                          ================ ================

   LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
  Accounts payable                        $         59,136 $         47,823
  Deferred revenue                                  23,951           27,554
  Accrued payroll and related liabilities           30,852           43,337
  Accrued product warranties                         8,095            7,826
  Advance payments from customers                   12,304           19,183
  Accrued expenses                                  20,840           21,978
  Other current liabilities                          1,607            4,553
  Current portion of long-term debt                     21               21
                                          ---------------- ----------------
    Total current liabilities                      156,806          172,275

Long-term debt                                      88,886          182,825
Deferred income taxes                                4,966            5,983
Accrued income taxes                                 6,183            5,697
Pension and other long-term liabilities             34,879           29,572

Commitments and contingencies

Shareholders’ equity                             1,029,120          844,725
                                          ---------------- ----------------
                                          $      1,320,840 $      1,241,077
                                          ================ ================

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Staff Position
    APB 14-1, "Accounting for Convertible Debt Instruments That May be
    Settled in Cash upon Conversion (Including Partial Cash Settlement)."

Company Contact:
Tony Trunzo
+1 503.498.3547
www.flir.com